Exhibit 99.5

Consent to be Named as a Director

In connection with the filing by CF Acquisition Corp. VIII of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Combined Entity (as defined in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 11, 2023

/s/ James G. Reynolds
James G. Reynolds